Exhibit 99.1
Red Lion Hotels Corporation Announces
New Interim President and Chief Executive Officer
Spokane, WA (January 14, 2010) — Red Lion Hotels Corporation (NYSE: RLH) announced today that Jon Eliassen, the Lead Independent Director on the Board of Directors of the Company, has been appointed Interim President and Chief Executive Officer of the Company, effective immediately, replacing Anupam Narayan. Mr. Narayan’s employment ended on January 13, 2010.
Mr. Eliassen served for 16 years as Senior Vice President and Chief Financial Officer of Avista Corporation prior to retiring in 2003. From 2003 to 2007, Mr. Eliassen was President and Chief Executive Officer of the Spokane Area Economic Development Council. He has been a Director of Red Lion Hotels Corporation since 2003.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of September 30, 2009, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,671 rooms and 431,244 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
Financial Relations Board
Stacy Feit
(213) 486-6549